Exhibit 10.1

SIXTH AMENDMENT

TO

THE PROGRESSIVE CORPORATION

2010 EQUITY INCENTIVE PLAN

WHEREAS, The Progressive Corporation 2010 Equity Incentive Plan, as previously amended (the “Plan”), is currently in effect; and

WHEREAS, it is deemed desirable to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 10(d) of the Plan is hereby deleted and the following is substituted in its place:

“(d) If the Committee determines that the Participant has engaged or is engaging in any Disqualifying Activity, then:

(i) if the Vesting Date of any Award Installment under an Award then held by the Participant is scheduled to occur after the date of Committee’s determination that the Participant has engaged in a Disqualifying Activity (or with respect to vested Stock Options and Stock Appreciation Rights, such Award Installment has not been exercised by the Participant), then each such Award Installment shall terminate immediately upon the date of the Committee’s determination, and all related shares of Stock, Units, Stock Options or Stock Appreciation Rights shall be forfeited automatically at that time; and

(ii) if the Vesting Date of any Award Installment occurred (or with respect to vested Stock Options and Stock Appreciation Rights, such Award Installment was exercised by the Participant) after the Disqualification Date but prior to the date of the Committee’s determination with respect thereto, such Award Installment shall be deemed to have automatically terminated and forfeited as of the Disqualification Date. Accordingly, promptly upon the Company’s demand, the Participant shall transfer or pay to the Company all shares of Stock (or, if such Stock has been sold or otherwise transferred by the Participant, an equivalent number of shares of Stock or, at the Company’s election, the value thereof as of the applicable Vesting Date or exercise date) or other proceeds received or deferred by the Participant in connection with such vesting (or exercise) event(s), and the Participant will be entitled to no consideration in connection therewith. If such shares of Stock or other proceeds are not transferred or paid to the Company promptly upon such demand, then the Company will have the right to recover from the Participant all such shares or other proceeds, plus the costs and expenses incurred by the Company in recovering such shares or other proceeds from the Participant and enforcing its rights hereunder, including, without limitation, reasonable attorneys fees and court costs, and plus interest at the rate of eight percent (8%) per annum or, if lower, the highest rate permitted by law, calculated from the applicable Vesting Date (or exercise date).

Any determination by the Committee hereunder, which may act upon the recommendation of the Chief Executive Officer or other senior officer of the Company, that the Participant has engaged or is engaging in any Disqualifying Activity, and as to the Disqualification Date, shall be final and conclusive.”

2. In Section 7(b)(iv), the phrase “at the time and to the extent such Award would have become vested” is hereby revised to delete the words “at the time and”; vesting events for Time-Based Awards that are required by that section will be processed on or before the earlier of sixty (60) days after the Participant’s death and the scheduled vesting date.

3. With respect to Awards of Restricted Stock Units to be made after February 2013, the following shall apply:

A. A new Section10A shall be inserted into the Plan, as follows:

“SECTION 10A. Special Provisions Relating to Awards of Restricted Stock Units Made after February 2013.

With respect to each Award of Restricted Stock Units made after February 2013, but subject to all other applicable provisions of this Plan and the Award Agreement relating to such Awards:

(a) In Section 1(b):

(i) The definition of “Qualified Retirement” is hereby modified to delete the words “death or” from the parenthetical preceding clause (a) therein; and

(ii) The following definition is hereby inserted:

“Qualified Retirement Eligibility Date” means the first day of the calendar month in which the Participant is scheduled to satisfy the age and years-of-service requirements for a Qualified Retirement.”

(b) In the first sentence of Section 5(b)(vi), the phrase “except as provided in Section 10” is hereby modified to read as follows: “except as provided in Sections 10 and 10A hereof”.

(c) Upon the occurrence of a Participant’s Qualified Retirement Eligibility Date, the provisions of Section 6(b)(v) (relating to the termination of a Participant’s employment by reason of death) shall not apply to such Award; and

(d) With respect to Awards of Time-Based Restricted Stock Units:

(i) If a Participant’s Qualified Retirement Eligibility Date occurs after the grant date for such an Award but prior to the Vesting Date for an Award Installment specified in the applicable Award Agreement, then upon the Participant’s Qualified Retirement Eligibility Date (or such date promptly thereafter as may be specified in the applicable Award Agreement), fifty percent (50%) of each such Award Installment shall vest and be free of applicable restrictions; the remaining fifty percent (50%) of each such Award Installment shall not vest at such time, but shall remain subject to the vesting schedule as set forth in the Award Agreement unless earlier forfeited in accordance with the Plan;

(ii) If the Participant’s Qualified Retirement Eligibility Date has occurred prior to the grant date for an Award, then fifty percent (50%) of each Award Installment under such Award shall vest and be free of applicable restrictions on the date promptly after the grant date that is specified in the applicable Award Agreement (the “Specified Date”); the remaining fifty percent (50%) of each such Award Installment shall not vest at such time, but shall remain subject to the vesting schedule as set forth in the Award Agreement unless earlier forfeited in accordance with the Plan; and

(iii) Section 10 (relating to Qualified Retirement) shall not apply to such Time-Based Awards, except as provided in this Subsection (d)(iii). Due to administrative reasons, the vesting event occurring upon the grant of a Time-Based Award under Subsection (d)(ii) above, or that would otherwise occur with respect to a Time-Based Award promptly after its grant under Subsection (d)(i) above, is expected to occur shortly thereafter on the Specified Date. If a Participant’s employment terminates in a Qualified Retirement after the grant date of a Time-Based Award but prior to the related Specified Date, the provisions of Section 10 hereof will apply to such Time-Based Award (but not to any other Awards of Restricted Stock Units made after February 2013 that are then outstanding).

(iv) Except as provided in the preceding Subsection (d)(iii), after a Participant’s Qualified Retirement Eligibility Date, all Awards of Time-Based Restricted Stock Units made after February 2013 (or portions thereof) that are unvested or subject to restriction at the time of the Participant’s termination of employment for any reason, including death, shall thereupon be forfeited automatically.”

B. Section 6(b)(v) is hereby amended as follows:

(a) The phrase “at the time and to the extent such Award would have become vested” is hereby revised to delete the words “at the time and”; vesting events for Time-Based Awards that are required under that section will be processed on or before the earlier of sixty (60) days after the Participant’s death and the scheduled vesting date; and

(b) The following new sentence is hereby inserted at the end of the existing provision:

“Notwithstanding the foregoing, as further provided in Section 10A hereof, with respect to Awards of Restricted Stock Units made after February 2013, this subsection shall no longer apply to any such Award upon the occurrence of a Participant’s Qualified Retirement Eligibility Date.”

This Amendment will be effective as of December 7, 2012.

/s/ Charles E. Jarrett
Charles E. Jarrett
Secretary